Exhibit 99.1

DaVita Announces Woodard Qui Tam Settlement

DENVER, (July 3, 2012) DaVita Inc. (NYSE: DVA), today announced that it has reached an agreement in principle to settle all claims arising out of the previously disclosed litigation filed in 2002 in the U.S. District Court in the Eastern District of Texas. DaVita anticipates making repayments in the amount of $55 million plus attorneys fees as part of the settlement.

The government thoroughly investigated allegations raised by a sole individual regarding the company’s Epogen practices over a 10 year period and the government never intervened or filed any claims against DaVita. However, the individual was able to pursue the claims on his own.

DaVita and its affiliated physicians did nothing wrong and stand by their anemia management practices, which were always consistent with their mission of providing the best possible care for each individual patient. As a result, the agreement contains no finding of wrongdoing or admission of liability by DaVita or its affiliated physicians. Nonetheless, agreements such as this one are sometimes in the best interest of shareholders.

DaVita is a registered trademark of DaVita Inc. All other trademarks are the property of their respective owners.

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. DaVita strives to improve patients’ quality of life by innovating clinical care, and by offering integrated treatment plans, personalized care teams and convenient health-management services. As of March 31, 2012, DaVita operated or provided administrative services at 1,841 outpatient dialysis centers located in the United States serving approximately 145,000 patients. The company also operated 15 outpatient dialysis centers located in three countries outside the United States. DaVita supports numerous programs dedicated to creating positive, sustainable change in communities around the world. The company’s leadership development initiatives and social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu. For more information, please visit www.davita.com.

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Contact Information

Media: Skip Thurman

303-405-2296

Skip.Thurman@davita.com